UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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South Jersey Industries, Inc.
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Compensation Committee of the
South Jersey Industries Board of Directors
Keith S. Campbell, Chairman

April 21, 2015

Dear South Jersey Industries Shareholder,

You recently received the proxy statement for the South Jersey Industries, Inc. (“SJI”) 2015 Annual Meeting of Shareholders, scheduled for April 30, 2015. In the proxy statement, the Board of Directors recommends a vote “FOR” the advisory vote to approve executive compensation (Proposal 2).

Following our proxy filing, Institutional Shareholder Services Inc. (“ISS”) issued a recommendation that its clients vote “AGAINST” Proposal 2. The purpose of this letter is to assist our shareholders in understanding why the Board of Directors believes strongly that shareholders should vote “FOR” the executive compensation program. Provided below are the key reasons why we believe the executive compensation program aligns with shareholder interests. Additional detail on our perspectives of the compensation program and rationale for our pay decisions is provided in Exhibit I.

•	Our 2014 program was built on the same compensation principles and design as our fiscal 2013 program, which ISS supported with a “FOR” vote recommendation and shareholders overwhelmingly supported with a 94.8% say-on-pay vote.
•	69% of the CEO’s target total direct compensation is performance-based, the majority of which is in stock-based LTI to support our shareholder alignment objectives.
•	Our annual cash incentive payouts for 2014 reflected strong economic earnings growth and ROE performance, and was consistent with our pre-determined pay-for-performance scale. Specifically, 2014 economic earnings growth of 7.1% was above the 5.0% target goal and significantly above prior year’s actual growth of 4.1%. Relative ROE was at the 80.4th percentile compared to our max goal of the 80th percentile.
•	100% of the CEO’s LTI award is performance-based and will only be earned if SJI’s Total Shareholder Return (TSR) goals are met at the end of the three-year performance period. Demonstrating a strong adherence to our pay-for-performance philosophy, the CEO did not earn any LTI in 2014 and 2013 due to performance.
•	Our relative LTI goals fully support our pay-for-performance philosophy and are consistent with typical practices among companies also setting LTI goals relative to peers.
•	51% of the CEO’s 2014 total compensation is attributable to the change in pension value. Of the change in pension value, 91% was due to factors outside the Company’s control, including lower discount rates and new mortality tables. While these factors contributed to an increase in the present value of the CEO’s pension, they do not affect the overall benefits the CEO will receive.

In conclusion, the Board of Directors strongly believes SJI’s executive compensation program aligns with shareholder interests and adheres to our pay-for-performance philosophy. As such, the Board believes shareholders should support the executive compensation program and vote “FOR” the advisory vote to approve executive compensation of our named executive officers under Proposal 2 in the proxy statement for the 2015 Annual Meeting of Shareholders.

Sincerely,

The Compensation Committee of the Board of Directors of South Jersey Industries, Inc.

Keith S. Campbell, Chairman
Sheila Hartnett-Devlin
Sunita Holzer
Frank L. Sims

EXHIBIT 1

South Jersey Industries, Inc.
Annual Meeting of Shareholders
April 30, 2015
Supplemental Information Regarding
Advisory Vote on Executive Compensation

Our compensation program is designed to be highly performance-based and strongly aligned with shareholder interests.

At the 2014 Annual Meeting of Shareholders, 94.8% of votes cast were in favor of our say-on-pay proposal, indicating overwhelming shareholder support of our 2013 compensation program. Our 2014 program is structured very similarly to our 2013 program.

There are many elements of our compensation program that demonstrate the Company’s strong commitment to a pay-for-performance philosophy. Highlighted below are some examples for 2014:

•	Our annual cash incentive awards are based on key annual performance metrics; specifically for the CEO in 2014, we used growth in economic earnings and return on equity (ROE) relative to our peers.
•	Our long-term incentive (LTI) program is 100% performance-based, which is earned only upon the achievement of our three-year total shareholder return (TSR) and earnings per share (EPS) performance relative to our peers.
•	69% of the CEO’s target total direct compensation is performance-based, the majority of which is in stock-based LTI to support our shareholder alignment objectives.
•	The Board increased the CEO’s target LTI in 2014, based on a competitive review indicating target total pay was below market. However, the LTI grant will only payout if we meet or exceed the performance goals, illustrating the pay-for-performance alignment.

Consistent with our pay-for-performance philosophy, our CEO’s compensation earned for fiscal 2014 reflected our actual performance in fiscal 2014 and our actual performance measured over the three-year period ended in fiscal 2014. Specifically:

•	Our CEO’s annual cash incentive payout of 127.5% reflected strong economic earnings growth of 7.1% and strong ROE performance relative to our peers at the 80.4th percentile.
─	Earnings growth was above our target goal of 5% and significantly above prior year’s growth of 4.1%.
─	Relative ROE was above our maximum goal, consistent with prior year above-maximum performance.
─	Note: 2014 economic earnings disclosed in our proxy statement was understated; the correct figure is $103.98 million, resulting in 7.1% growth over prior year (vs. 6.5% growth that ISS references in their report)
•	The CEO did not earn any payout under our LTI program in 2014 since our performance during the three-year period ended fiscal 2014 was below the threshold levels of performance required for any payout.
─	Our LTI program also did not pay out in 2013 due to performance.
─	We believe these actions further demonstrate the Company’s adherence to its pay-for-performance philosophy.

EXHIBIT 1
Our incentive plan goals reflect appropriately stretch targets for our business and our industry and support our pay-for-performance philosophy.

Annual Cash Incentive Awards

Our annual incentive goals and payout scales are set prior to the beginning of the fiscal year, based on our expected levels of performance for that coming year.

In 2014, the CEO’s annual incentive award was based 100% on Company performance measured on both an absolute (internal) basis and relative to our industry peers. Specifically, the CEO’s pay-for-performance scale and our performance results for 2014 were as follows:

Performance Level	Economic Earnings (75% Weighting)		Relative ROE vs. Peers (25% Weighting)
	Year-over-Year Growth	Payout as % of Target	SJI’s Percentile Positioning vs. Peers	Payout as % of Target
Maximum	≥10%	150%	≥80th	150%
Target	5%	100%	50th	100%
Threshold	0%	50%	35th	50%
Below Threshold	<0%	0%	<35th	0%
Actual Results	7.1%	120%	80.4th	150%

			Final Award Payout	127.5%

Note: Award payouts determined using interpolation for actual performance between points in chart above

Given our above-target performance in fiscal 2014, as demonstrated above and noted earlier, the Board determined it was appropriate to award the CEO an annual cash incentive award consistent with the pre-established pay-for-performance scale.

Long-term Incentives

Our LTI goals and payout scales are set prior to the beginning of the upcoming three-year performance cycle (see table below). Specifically, for the LTI performance cycle ended in fiscal 2014, we set our goals prior to the beginning of fiscal 2012 and based our goals 100% on our three-year TSR and three-year EPS performance, both relative to our peers.

Performance Level	Relative TSR and EPS vs. SJI Peers
	SJI’s Percentile Positioning vs. Peers	Payout as % of Target
Maximum	≥80th	150%
Target	50th	100%
Threshold	35th	50%
Below Threshold	<35th	0%

Note: Award payouts determined using interpolation for actual performance between points in chart above

EXHIBIT 1
We believe our relative LTI goals are set at appropriate levels that fully support our pay-for-performance philosophy. In addition, our relative goals are consistent with typical market practices among companies also setting LTI goals relative to peers.

The increase in pension value of our CEO’s retirement plan benefits is primarily due to factors outside of the Company’s control.

The CEO’s pension value increased by 25.8% ($2.48 million) over the prior year, which is a result of the following:

•	10.0% due to lower discount rates
•	6.9% due to the CEO being one year closer to receiving the benefit
•	6.5% due to new mortality tables released by the Society of Actuaries in late 2014
•	2.4% due to increase in 3 year average cash earnings

Both the discount rate and mortality table are based on guidance provided by the SEC, and are unrelated to the plan design or any decisions by the Company. Therefore, of the CEO’s $2.48 million increase in pension value, $2.25 million was related to items not in the Company’s control (i.e., discount rate, mortality table and being one year closer to receiving the benefit), and only $230k was related to compensation decisions relating to the CEO’s 3-year average cash earnings. It is worth noting that while the discount rate and mortality table have contributed to an increase in the cost of funding the CEO’s pension, they do not affect the overall benefits the CEO will receive.

We made several enhancements to the compensation program in 2015

As reflected in our proxy statement, we adopted several new compensation practices that we believe are in the best interests of our shareholders. Some of these new practices are highlighted below:

•	Increased stock ownership guidelines for Mr. Renna in his upcoming new role as CEO, and increased guidelines for all other named executive officers as well;
•	Adopted stock holding periods for named executive officers until their new stock ownership guidelines are met;
•	Adopted a clawback policy; and
•	Adopted anti-hedging and anti-pledging policies.

We believe that the enhancements we made in 2015, following already strong shareholder support of our executive compensation program in 2014 of 94.8%, exemplifies the Board’s commitment to ensuring SJI’s executive compensation program fully and continuously supports the Company’s shareholder alignment objectives.

Additional perspective on ISS’s analysis.

ISS’s recommendation reflects their evaluation of our Company’s compensation program based on a quantitative and a qualitative assessment of pay-for-performance. While we understand their methodology and approach, we believe there is an alternative way to assess the compensation program, and would like to provide our shareholders with the benefit of that alternative view.

We use a different peer group than ISS.

EXHIBIT 1
ISS’s quantitative pay-for-performance assessment consists of three tests: one internal test and two external tests relative to the ISS peer group. While one of ISS’s external tests indicates that CEO’s pay is in alignment with peer group CEO pay, the other external test indicates a pay-for-performance disconnect.

The ISS peer group was developed based on SJI’s GICS code and includes fourteen companies, the majority of which we do not consider to be reflective of our industry and business mix. For example, ISS’s peer group includes two water utilities (Aqua America Inc. and American States Water Co.) and three electric utilities (The Empire District Electric Company, MGE Energy, Inc. and Unitil Corporation), none of which we believe are relevant for pay and performance comparisons.

ISS combines actual and target pay in their pay-for-performance assessment.

ISS’s quantitative pay-for-performance assessment is based on the CEO’s total pay as disclosed in the Summary Compensation Table of the proxy statement. These figures are mandated by the SEC and reflect a combination of actual pay earned (e.g., salary and bonus), the grant date fair value of LTI using accounting methodology standards, and the value of other benefits and perquisites. With respect to our CEO’s 2014 summary compensation table figures, it is important to reiterate the following:

•	100% of the CEO’s LTI award is performance-based and will only be earned if SJI’s goals are met at the end of the three-year performance period
•	51% of the CEO’s total compensation is attributable to the change in pension value in 2014, the vast majority of which, as previously noted, is due to factors outside of the Company’s control

Our 2014 program is built on the same compensation principles and design as our fiscal 2013 program, which ISS supported with a “FOR” vote recommendation.

Despite our 2014 compensation program being nearly identical to our 2013 program, ISS is recommending shareholders vote “AGAINST” our say-on-pay proposal, seemingly in large part due to a perceived pay-for-performance disconnect. For example, ISS’s view of our 2014 program is inconsistent with its view of our program in the prior year when ISS’s tests indicated that our CEO pay and performance were aligned:

•	ISS voted FOR our 2013 compensation program citing “annual incentive payouts that are earned based on improved YoY performance, and an entirely performance-based equity grant.” Both of these statements remain true for our 2014 compensation program.
•	Additionally, the Company’s disclosure of the annual cash incentive and LTI goals in 2013 were the same as in 2014 and ISS evaluated our goals at that time to be “sufficiently rigorous.”